Exhibit 99.1

NRX PHARMACEUTICALS, INC.

2024 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

October 8, 2024

Transcript

Steve Williard [00:00:01]

Hello and welcome to the 2024 Annual Meeting of Stockholders of NRx Therapeutics, Inc. Please note that today’s Meeting is being recorded. However, no one attending this Meeting is permitted to use any audio recording device or otherwise record and distribute a recording of this Meeting.

If you have a question or comment regarding a specific item of business on the Agenda for today’s Meeting, you may submit it at any time by clicking on the message icon at the top right of your screen.

It is now my pleasure to turn today’s Meeting over to Dr. Jonathan Javitt, Founder and Chairman of NRX Pharmaceuticals. Jonathan?

Jonathan Javitt [00:00:41]

Thank you, Steve. Good morning. It is my pleasure to welcome all of you to our 2024 Annual Meeting of Stockholders. as the board of NRx has asked me to Chair today’s Meeting. As each stockholder entered the room this morning, he or she should have received an agenda for the Meeting. Originally, we aimed to host this meeting in person, here in Miami. Given the weather we are about to experience in Florida, it is fortunate that we elected to host this Meeting through a virtual platform that is accessible to all of our shareholders.

Displayed on your screen is the Agenda for today’s Meeting. As you can see, the Meeting will be brief and consist of only the four formal business items on the Agenda. After we complete the formal business of the Meeting, there will be time for questions and answers for those attending.

Should you have a question that is not related to an item on today’s Agenda, please submit it directly to us using the “Contact Us” page of our website at www.nrxpharma.com.

Registered stockholders may still vote during the formal portion of the Meeting by clicking on the “Vote” icon located on the upper right-hand corner of your screen. Registered stockholders are those who held NRx Therapeutics common stock in their name at our transfer agent, Continental Stock Transfer, as of August 21, 2024, which was the record date for this Meeting, and who used their Continental-issued control number to join today’s Meeting.

Ms. Stacy Aqui of Continental Stock Transfer and Trust Company, has been appointed to serve as the Inspector of Election for the Meeting with respect to our Common Stock. Daniel Rumsey of Disclosure Law Group, our corporate and securities counsel, will also act as Secretary of the Meeting.

Although you can’t see them in this virtual environment, I would like to introduce the members of our Board of Directors and Director Nominees who are in attendance with us today: Patrick Flynn, Chaim Hurvitz, Dennis McBride, Janet Rehnquist, Stephen Willard, . As you know, Steve has chosen not to stand for re-election to our board and today we are delighted to announce that he had advised us he will be transitioning to a new opportunity at the helm of an enormously promising biotechnology company. Steve provided the sound and stable leadership we needed to transition successfully from a technology focus that was driven by the COVID pandemic and return to our roots in treating suicidal depression and PTSD. We will forever be grateful for his contributions and we look forward to his ongoing counsel.

I would also like to introduce members of executive management who are in attendance with us today, particularly Matt Duffy, the Co-CEO of HOPE Therapeutics and our Chief Business Officer, Dr. Rick Panicucci, our Chief Manufacturing Officer and Technology Officer, and Mike Taylor, who is leading the financing of our HOPE clinics. You will have many chances to hear from them in the coming months.

With regard to quorum, more than 50% of shares have responded and Proxies to vote more than one-third of the voting common shares have been received from the stockholders. In accordance with our Bylaws, this constitutes a quorum for this Meeting. A list of all registered stockholders as of the record date, which is August 21, 2024, has been compiled and certified by the Company's Inspector of Election. A copy of the notice of the Annual Meeting, the proxy statement for this Meeting and the Annual Report on Form 10-K for our fiscal year ended December 31, 2023 are available for inspection by request. This Meeting is now declared lawfully and properly convened.

Most stockholders have already voted by way of proxy. Any stockholder who entered this virtual Meeting platform as a “Stockholder” rather than as a “Guest” and who has not already voted by proxy or who otherwise desires to vote on-line now may vote at any time prior to the closing of the voting for this Meeting. If you have already voted by proxy and do not wish to change your vote, please do not vote online at this Meeting.

At the end of the voting, the Inspector of Election will tabulate the vote. The vote will not be tabulated until each of the proposals on the Agenda has been introduced and seconded and you have had the opportunity to vote on each of them.

Item one on our Agenda is the election of the Class III directors, Patrick Flynn and myself, Jonathan Javitt , if elected, will each serve for a term of three years which expires at the conclusion of the 2027 annual meeting of stockholders, or until a successor is duly elected and qualified to replace us. Please note that the Company’s Articles of Incorporation do not authorize cumulative voting therefore, balloting will take place without cumulative voting. The candidates who receive the highest number of votes will be elected as directors of the Company. First, I will place in nomination the Board of Director nominees.

Formally, I’d like to nominate the following persons to serve as Class III directors, each for a three-year term ending at the conclusion of the 2027 annual meeting of stockholders, or until a successor is duly elected and qualified: Patrick Flynn and Jonathan Javitt.

May I have a second to these nominations?

Steven Williard [00:06:48]

Seconded.

Jonathan Javitt [00:06:51]

The following persons have been nominated and seconded for election as Class III directors, each to serve for three-year terms which expire at the conclusion of the 2027 annual meeting of stockholders, or until a successor is duly elected and qualified.

Are there any other nominations?

As no further nominations have been made, the election of directors will now be put to a vote. The polls will remain open regarding the election of directors until after the introduction of the remaining items on the agenda.

Anyone who wishes to vote by ballot may obtain a ballot upon request and vote now.

Item 2: Approval of the Share Issuance proposal. The next item on the Agenda is to approve the issuance of shares of our common stock to certain institutional investors in accordance with Nasdaq Listing Rule 5635(d). The shares may be issued upon conversion or redemption of a secured convertible promissory note and warrants, which were issued pursuant to a Securities Purchase Agreement by and between the Company and the Investors, which we refer to as the Share Issuance proposal. I will now ask for a motion from the floor for the approval of the proposed Share Issuance.

I, Jonathan Javitt, will move that the share issuance proposal be approved. May I have a second to this proposal?

Steven Williard [00:08:28]

Steven Williard, I second

Jonathan Javitt [00:08:31]

It has been moved and seconded that the Share Issuance proposal be approved. The motion will now be put to a vote.

Item 3: Approval of the Reverse Split Proposal The next item on the Agenda is to authorize our Board of Directors to, in the event that the closing price per share of the Company’s Common Stock on the principal market on the trading day is less than $1.00 for 20 trading days over a consecutive 30 trading day period, without any further action or vote necessary by the Company’s stockholders, to approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation whereby we will implement a reverse stock split of our current, of our issued and outstanding shares of Common Stock at a specific ratio, ranging from one-for-two (1:2) to one-for-five (1:5), such ratio to be determined in the Board of Director’s discretion, within one year from October 8, 2024, which we refer to as the Potential Reverse Split.

I move that the Potential Reverse Split be approved.

May I have a second to this motion?

Steven Williard [00:09:56]

Seconded.

Jonathan Javitt [00:10:00]

The motion has been moved and seconded that the Potential Reverse Split be approved. The motion will now be put to a vote.

Item Four: Ratification of Appointment of Independent Auditors. The next item on the agenda is the proposal to ratify the Board of Directors' appointment of Salberg & Company, P.A., as the Company's independent certified public accountant for the fiscal year ending December 31, 2024. I now move that the appointment of Salberg & Company, P.A. as the Company's independent certified public accountants, for the fiscal year ending December 31, 2024, be ratified.

Is there a second to this motion?

Steven Williard [00:10:50]

Seconded.

Jonathan Javitt [00:10:54]:

The motion has been moved and seconded that the appointment of Salberg & Company, P.A. as the Company's independent certified public accountants, for the fiscal year ending December 31, 2024, be ratified. The motion to ratify the appointment will now be put to a vote.

Again, anyone who wishes to vote online should do so now. While you are voting, I would like to take a few moments to apprise you of some recent developments. The rest of 2024 will largely be focused on three objectives: First, submission of a New Drug Application for our proprietary non-preserved presentation of intravenous ketamine, Second, acquisition and integration of the first group of HOPE Therapeutics clinics, and Third submission of an application for accelerated approval of NRX-101 in patients with bipolar depression who have symptoms of suicidality or akathisia despite best available therapy. We have an enormous task ahead of us. However, with the find, funding recently announced, we are excited to tackle that task. Last week we shared with you that we have signed a Letter of Intent to acquire an interventional psychiatry clinic that we believe represents the best of what can be offered to patients with suicidal depression and PTSD. By Thanksgiving we aim to show you the components of a $25 million or larger HOPE Therapeutics initial business closer. We shared with you in various fora that we aim for HOPE to be a profitable business with revenues in excess of $100 million by this time next year.

People have asked us why we are seeking FDA approval of intravenous ketamine when ketamine is already available as a generic drug. It’s important to recognize that today ketamine is labeled only as an anesthetic. A point that the FDA has made clear in various public forum and writing. Because it’s use as an antidepressant and anti-suicidal drug is off-label, most patients are unable to obtain insurance reimbursement for treatment, unless they are treated with the nasal form of s-ketamine at approximately $2000 a dose. We believe it is critical for patients that ketamine be approved to treat depression and that patients have access to insurance reimbursement. We’ve shared with you that we expect to have patent protection in the future for a patented presentation of ketamine that will be usable both for intravenous and subcutaneous administration. However, even in the absence of patent protection, an innovative company is granted a period of market exclusivity (called paragraph 4 protection) during which generic competition is blocked by the FDA. Thus, we have reason to believe that our shareholders, both those who have been with us for years and those who are just joining us, will benefit from our ketamine product should we secure a FDA label for its use and treatment for suicidal depression. Most importantly, however, we are excited to bring this product to patients.

We’ve presented the items on the agenda, we’ve moved them and seconded them, and I will now ask the Inspector of Election to tabulate the voting. The polls are now closed.

Jonathan Javitt [00:15:06]

Do we have a report from the inspector of Election?

Steven Williard [00:15:19]

Jonathan, I think we have, based on the report of the Inspector of Election, the stockholders have elected each Patrick Flynn and Jonathan Javitt as Class III members of the Company’s Board of Directors, approved the Share Issuance, approved the Reverse Split, and have ratified the appointment of Salberg & Company, P.A. as the Company’s independent registered public accounting firm for the current year.

Jonathan Javitt [00:15:48]

Thank you, Steve. The business of the agenda having been concluded, I’d like to move to adjourn this meeting. Is there a second? The results of the final tabulation of the Inspector of Election will be reported in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the adjournment of this Meeting.

Steven Williard [00:16:00]

Second.

Jonathan Javitt [00:16:03]

All in favor? Aye.

Steven Williard [00:16:05]

Aye.

Jonathan Javitt [00:16:13]

The formal of the business of today is now adjourned. If there are shareholders who submitted questions, let’s hear, let’s hear those questions now. I’ve not seen any appear of my screen.

Matt Duffy [00:16:30]

I don’t believe there are any questions.

Jonathan Javitt [00:16:34]

There being no questions from the floor, I would like to thank each of you for attending this Meeting today. We look forward to being in touch with you going forward. For those of you in Florida, stay safe.